URS CORPORATION

                        100 California Street, Suite 500
                      San Francisco, California 94111-4529

                            ________________________


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 26, 1996

                 The Annual Meeting of Stockholders of URS Corporation will be held on Tuesday, March 26, 1996, at 9:30 A.M., Pacific Standard Time, at the Park Hyatt Hotel, 333 Battery Street, San Francisco, California for the following purposes:

                 1.   To elect directors;

                 2. To consider ratification of the selection of Coopers & Lybrand as URS Corporation's independent auditors for fiscal year 1996; and

                 3.   To transact such other business as may
            properly come before the meeting and any adjournment thereof.

                 The Board of Directors has fixed the close of business on February 6, 1996 as the record date for determining the stockholders who will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote will be available at the offices of URS Corporation, 100 California Street, Suite 500, San Francisco, California 94111-4529 for ten days prior to the meeting.

                 IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES WILL BE REPRESENTED.


                                     BY ORDER OF THE BOARD OF DIRECTORS




                                     Kent P. Ainsworth, Secretary

       February 13, 1996











                                 Page 1 of 26
                                URS CORPORATION
                            ________________________

                                PROXY STATEMENT

                 The accompanying proxy is solicited by the Board of Directors of URS Corporation, a Delaware corporation (the
       "Company"), to be used in voting at the Annual Meeting of Stockholders to be held at 9:30 A.M. on Tuesday, March 26, 1996, at the Park Hyatt Hotel, 333 Battery Street, San Francisco, California and at any adjournment of such meeting.

                 The record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof has been fixed at February 6, 1996. As of that date, 7,167,591 shares of Common Stock of the Company were outstanding. Each common share is entitled to one vote on all matters presented.

                 Any proxy given may be revoked by a stockholder at any time before it is voted by filing with the Secretary of the Company a notice in writing revoking it, by duly executing a proxy bearing a later date, or by attending and voting in person at the Meeting. Subject to any such revocation, all shares represented at the Meeting by properly executed proxies will be voted in accordance with the specifications on the proxy. If no specification is made, the shares will be voted FOR (i) election of the nominees named herein as Directors and (ii) ratification of the selection of Coopers & Lybrand as the independent auditors for the Company for fiscal year 1996.

                 The Company will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby and will reimburse banks, brokerage firms and nominees holding shares of record for their reasonable expenses in forwarding solicitation materials to beneficial owners of such shares. In addition to the solicitation of proxies by mail, officers and regular employees of the Company may communicate with stockholders either in person or by telecommunication for the purpose of soliciting such proxies, but no additional compensation will be paid for such solicitation.

                 This Proxy Statement and the accompanying proxy are being sent to stockholders on or about February 13, 1996. A copy of the Company's Annual Report on Form 10-K for its fiscal year ended October 31, 1995 accompanies this Proxy Statement. Copies of the exhibits to the Form 10-K may be obtained upon written request addressed to the Secretary at the Company's principal executive offices located at 100 California Street, Suite 500, San Francisco, California 94111-4529 and the payment of $0.25 per page for photocopying.

                                 Page 2 of 26
                             ELECTION OF DIRECTORS

                 Directors will be elected to hold office until the next annual meeting of stockholders or until their successors shall have been elected. Although Management anticipates that all of the nominees will be able to serve, if any nominee is unable or unwilling to serve at the time of the Meeting, the proxy will be voted for a substitute nominee chosen by Management, or the number of directors to be elected may be reduced in accordance with the Company's By-Laws.

                 All of the nominees are presently directors of the Company. Set forth below are the names and ages of the nominees, the principal occupation of each nominee at present and for at least the past five years, certain directorships held by each and the year in which each became a director of the Company.

                                                                   Year
                                                                   First
       Name of Director    Principal Occupation            Age     Elected
       ----------------    --------------------            ---     -------
       Richard C. Blum     Chairman and President,         60      1975
                           Richard C. Blum & Associates,
                           Inc. ("RCBA, Inc."), the sole
                           general partner of Richard C.
                           Blum & Associates, L.P., a
                           merchant banking firm ("RCBA,
                           L.P."); Vice Chairman of the
                           Board of Directors and
                           financial consultant to the
                           Company; Director of National
                           Education Corporation since
                           1985; Vice Chairman of
                           Shanghai Pacific Partners,
                           Inc. since 1986; Director of
                           Sumitomo Bank of California
                           since 1987; Director of
                           Northwest Airlines Corp. since
                           1989; Director of Shaklee
                           Corporation since 1990;
                           Director of Triad Systems
                           Corporation since 1992;
                           Director of CB Commercial
                           since 1993.

                                 Page 3 of 26
                                                                   Year
                                                                   First
       Name of Director    Principal Occupation            Age     Elected
       ----------------    --------------------            ---     -------
       Emmet J. Cashin,    Chairman of Cashin Investments  73      1972
       Jr.                 since 1993; Trustee, Thompson
                           McKinnon Asset Management,
                           Inc. (Pimco Advisory Funds)
                           since 1980; Chairman and Chief
                           Executive Officer, Fox Group,
                           a real estate investment
                           corporation, from 1968 to
                           1993.

       Armen               Senior Vice President,          58      1994
       Der Marderosian     Technology and Systems, GTE
                           Corporation since 1995,
                           Executive Vice President and
                           General Manager, 1993 to 1995,
                           and Vice President and General
                           Manager, 1990 to 1992, GTE
                           Government Systems
                           Corporation.

       Adm. S. Robert      Vice President, Raytheon        67      1994
       Foley, Jr., USN     International Inc. and
       (Ret.)              President, Raytheon Japan
                           since January 1995; Director
                           of New Japan Radio Company
                           since 1995; Vice President,
                           Commercial Marketing and
                           Planning, Raytheon
                           Corporation, 1991 to 1993;
                           Vice Chairman, ICF Kaiser
                           Engineers, 1990 to 1991;
                           Assistant Secretary for
                           Defense Programs, United
                           States Department of Energy,
                           1985 to 1987; served in United
                           States Navy, 1950 to 1985:
                           including Commander-In-Chief,
                           U.S. Pacific Fleet, 1982 to
                           1985.

       Martin M. Koffel    Chief Executive Officer and     56      1989
                           President of the Company since
                           May 1989; Chairman of the
                           Board since June 1989;
                           Director of Regent Pacific
                           Management Corporation since
                           1993.

                                 Page 4 of 26
                                                                   Year
                                                                   First
       Name of Director    Principal Occupation            Age     Elected
       ----------------    --------------------            ---     -------
       Richard B. Madden   Retired Chairman, since 1994,   66      1992
                           Chairman, from 1977 to 1994,
                           and Chief Executive Officer,
                           from 1971 to 1994, of Potlatch
                           Corporation; Director of
                           Potlatch Corporation since
                           1971; Director of Pacific Gas
                           and Electric Company since
                           1977; Director of Consolidated
                           Freightways, Inc. since 1992;
                           Director of Pacific Gas
                           Transmission Company since
                           1994.

       Richard Q.          Management and engineering      71      1970
       Praeger             consultant since 1974; Owner,
                           Transition Books, a book
                           store, since 1979; prior to
                           November 1974, President,
                           URS/Madigan-Praeger,
                           Incorporated.

       Irwin L.            President, URS Consultants,     59      1989
       Rosenstein          Inc., the Company's principal
                           subsidiary ("URSC"), since
                           February 1989; Vice President
                           of the Company since 1987.

       William D. Walsh    General Partner, Sequoia        65      1988
                           Associates, a private
                           investment firm, since 1983;
                           Chairman of the Board of
                           Champion Road Machinery, Ltd.
                           and Newell Industrial
                           Corporation since 1988;
                           Director of National Education
                           Corporation since 1987;
                           Director of Basic Vegetable
                           Products since 1990; Director
                           of Newcourt Credit Group, Inc.
                           and Consolidated Freightways,
                           Inc. since 1994.

                 During fiscal year 1995, the Board of Directors held four meetings. The Board of Directors has a Compensation/Option Committee, an Audit Committee and a Nominating Committee. Each Director attended at least 75 percent of the aggregate of (1) the total number of the meetings of the Board of Directors (held during the period for which he has been a Director) and (2) the

                                 Page 5 of 26
       total number of meetings held by all the committees of the Board of Directors on which he served (during the periods that he served).

                 The Compensation/Option Committee consists of
       Mr. Praeger, Chairman, and Messrs. Cashin, Madden, Walsh and Der Marderosian. The Compensation/Option Committee held three meetings during fiscal year 1995. The primary responsibilities of the Compensation/Option Committee are to approve remuneration plans and other executive benefits and to administer the Company's employee stock purchase and incentive plans and the Company's 1991 Stock Incentive Plan.

                 The Audit Committee consists of Mr. Walsh, Chairman, and Messrs. Cashin, Madden, Praeger and Foley. The Audit Committee held two meetings during fiscal year 1995. The primary responsibilities of the Audit Committee are to direct and approve the scope of the auditors' annual examination of the Company's consolidated financial statements, review with the auditors the results for the year, discuss any outstanding issues with the auditors and approve the auditor's fee.

                 The Nominating Committee consists of Mr. Madden, Chairman, and Messrs. Koffel and Walsh. The Nominating Committee held one meeting during fiscal year 1995. The primary responsibilities of the Nominating Committee are to recommend to the Board of Directors prior to each annual meeting of stockholders (or other meeting of stockholders at which Directors are to be elected) a slate of nominees, to recommend an individual or individuals to fill any vacancy on the Board of Directors and to review the composition and functions of the Board of Directors and the performance of the incumbent Directors and make recommendations as needed to improve the effectiveness or the balance of expertise of the members. The Nominating Committee will consider nominees recommended by security holders. Any security holder who wishes to recommend a nominee for membership on the Company's Board of Directors must submit such nomination in writing to Mr. Richard B. Madden, Chairman of the Nominating Committee, in care of the Company at its principal executive offices. All such nominations will be thoroughly reviewed by the Nominating Committee.

                                 Page 6 of 26
                             EXECUTIVE COMPENSATION

       Report of the Compensation/Option Committee On Executive
       Compensation
       --------------------------------------------------------
                 The Compensation/Option Committee (the "Committee") has the responsibility, under delegated authority from the Company's Board of Directors, for developing, administering and monitoring the executive compensation policies of the Company in the long term interests of the Company and its stockholders. The Committee is composed solely of independent non-employee Directors of the Company. In fulfilling its responsibilities, the Committee has used the services of independent compensation consultants.

                 With the approval of the Committee, the Company has developed compensation plans and programs designed to attract and retain qualified key executives and senior managers critical to the Company's success, and also to provide such executives and managers with performance-based incentives clearly tied to Company profitability and stockholder returns. Compensation of the Company's executives, including the Chief Executive Officer, consists of three basic components: base compensation, annual bonuses and long-term incentive awards.

                 In determining targets and levels for each of these compensation components, the Committee makes subjective judgments, based on both qualitative and quantitative factors. No predetermined weights are assigned to these factors with respect to any compensation component. While the Committee considers prevailing compensation levels and practices, it does not make its decisions solely with reference to the compensation practices of any specific peer group of companies. Among the factors considered by the Committee are the recommendations of the Chief Executive Officer with respect to the Company's other officers. However, the Committee makes the final compensation decisions concerning officer compensation.


                 Base Compensation
                 -----------------
                 Officer base compensation is established through negotiation between the Company and the executive at the time the executive is first hired, subject to Committee approval. Officer base salaries are currently regularly reviewed.

                 Of the Company's senior executives named in the following Summary Compensation Table (collectively the "Named Executives"), Messrs. Koffel, Rosenstein, Tanzer and Ainsworth have received evergreen employment contracts which provide for a minimum base salary and other base compensation benefits (see "Employment Agreements"). Under such contracts, base salaries are subject to periodic review and possible increase by the

                                 Page 7 of 26
       Committee (or, with respect to Dr. Tanzer, by the Chief Executive Officer), but cannot be decreased without the Named Executive's consent. Base salaries of all other executives and senior managers are subject to periodic review and increase or decrease by the Company's Chief Executive Officer at his option, within the overall framework of the compensation policies established by the Committee.

                 When establishing or reviewing base compensation levels for the Named Executives, the Committee considers numerous factors, including but not limited to the following: (i) the qualifications of the executive, (ii) whether the base compensation is within a reasonable range of executive pay levels at other publicly and privately-held companies which potentially compete with the Company for business and executive talent,
       (iii) the financial performance of those companies relative to the Company, (iv) the Company's strategic goals for which the executive has responsibility, and (v) the recommendations of the Company's Chief Executive Officer (except with respect to his own base compensation). While the Committee, as discussed above, considers prevailing compensation levels and practices at other publicly and privately-held companies, such companies are not necessarily those identified in the stockholder return peer group discussed in the "Stockholder Return Chart" below because the Company competes for executive talent with numerous companies outside that peer group.


                 Annual Bonus Programs
                 ---------------------
                 In addition to base compensation, each of the Company's executives and selected senior managers, including the Named Executives, participates in either the annual URS Corporation Incentive Compensation Plan or the annual URS Consultants Incentive Compensation Plan. Under these plans, participating executives and senior managers ("Participants") can earn annual bonuses based on a formula tied to certain predefined financial performance targets. Each Participant is assigned a "Target Bonus" at the beginning of the plan year expressed as a percentage of his or her base salary. If the financial performance targets are met, each Participant s bonus is equal to the Target Bonus. If performance targets are not met, bonuses are determined as a declining percentage of Target Bonuses depending on the extent of the shortfall. No bonus is paid under the plan if the Company fails to achieve a predefined minimum performance level. Conversely, if performance targets are exceeded, then each Participant can earn a bonus in excess of the Target Bonus determined by the extent of the performance in excess of target, up to a maximum of two times the Target Bonus.

                 Mr. Koffel's Target Bonus is established by contract at 60 percent of his base salary. Target bonuses for the other Named Executives and the other Participants, are established

                                 Page 8 of 26
       annually by the Chief Executive Officer within the overall framework of the compensation policies established by the Committee. For the Named Executives, Target Bonuses currently range from 15 percent to 60 percent of base salary.

                 Financial performance targets are initially developed by the Chief Executive Officer and are approved by the Committee. Under the URS Corporation Incentive Compensation Plan, the financial measurement used to gauge individual performance is the Company's fiscal year net income. Under the URS Consultants Incentive Compensation Plan, measurements of operating profit contribution, cash flow and, where appropriate, sales are applied to the financial performance of the operating division or unit for which the Participant has management responsibility.
       However, increasing emphasis is placed on Company-wide financial performance as the Participants responsibilities increase. Overall Company profitability thresholds must be met before any bonuses can be earned at all participation levels.


                 Long-Term Incentive Awards
                 --------------------------
                 The Company also has adopted the 1991 Stock Incentive Plan, as amended, to provide executives and other key employees with incentives to maximize stockholder value. Awards under this plan can take a variety of forms, including stock options, stock appreciation rights and restricted stock, all of which are designed both to encourage recipients to focus on critical long-range objectives and award recipients with an equity stake in the Company, thereby closely aligning their interests with those of the Company's stockholders. Restricted stock grants are generally reserved for key technical talent. Currently, it is not the Company's policy to grant restricted stock to its Named Executive Officers.

                 Recipients generally fall into five different groups: corporate management, division managers, office managers, key technical staff, and key administrative staff, and the size of awards are generally consistent within each of these groups. The Committee periodically considers whether to approve specific awards under this plan based on the recommendations of the Chief Executive Officer, who recommends the timing and size of awards. Factors considered include the executive's or key employee's position in the Company, his or her performance and responsi-bilities, the extent to which he or she already holds an equity stake in the Company, and long-term incentive award levels of comparable executives and key employees at companies which compete with the Company for talented executives and managers. However, the plan does not provide any formulaic method for weighing these factors, and a decision to grant an award is primarily based upon an evaluation of the past as well as the future anticipated performance and responsibilities of the individual in question. Finally, the Committee weighs how much

                                 Page 9 of 26
       grants under long-term stockholder plans can potentially dilute the Company's outstanding common stock in comparison to other publicly-traded companies which potentially compete with the Company for business and executive talent.


                 Chief Executive Officer Compensation
                 ------------------------------------
                 The compensation of Mr. Koffel during fiscal year 1995 was determined on the same basis as discussed above for certain of the Named Executives: he received his base salary under the terms of his employment agreement, he participated in the 1995 URS Corporation Incentive Compensation Plan with a Target Bonus of 60 percent of his base salary, and he received a grant of 25,000 stock options under the 1991 Stock Incentive Plan. The Company's financial performance in fiscal year 1995 was strong and net income exceeded Target levels. As a result of this performance, Mr. Koffel received a bonus of $280,261 under the 1995 URS Corporation Incentive Compensation Plan. In December 1995, the Committee approved an increase to Mr. Koffel's base compensation from $385,000 to $415,000. This is the first adjustment to Mr. Koffel's base compensation since 1991.


                 Tax Deductibility of Executive Compensation
                 -------------------------------------------
                 Section 162 (m) of the Internal Revenue Code of 1986, as amended (the "Code"), which was added to the Code by the Omnibus Budget Reconciliation Act of 1993, precludes the deduction by a publicly held corporation for compensation paid to certain employees to the extent that such compensation exceeds $1,000,000, except for compensation paid under a written binding contract in existence on February 17, 1993. The Internal Revenue Service has issued regulations for Section 162(m), which provide that qualified performance-based compensation will not be subject to the deduction limit if (i) it is payable solely on account of the attainment of preestablished, objective performance goals,
       (ii) the performance goals are established by a compensation committee composed solely of two or more "outside-directors",
       (iii) the material terms of the compensation and the performance goals are disclosed to and approved by stockholders before payment, and (iv) the compensation committee certifies that the performance goals have been satisfied before payment. Because the Committee did not approve any executive compensation in fiscal year 1995 which was within the scope of Section 162(m) of the Code, the regulations do not affect the preparation of the Company's tax filings for fiscal year 1995. However, in the event that in the future the Committee anticipates that any compensation to be paid by the Company might fall within the scope of Section 162(m) of the Code, the Committee anticipates that it would take steps so that the Company's performance-based

                                Page 10 of 26
       compensation would prospectively meet Section 162(m) requirements where it deems appropriate.

       Respectfully Submitted,

       THE COMPENSATION/OPTION COMMITTEE

       Richard Q. Praeger, Chairman
       Emmet J. Cashin, Jr.
       Armen Der Marderosian
       Richard B. Madden
       William D. Walsh



       Compensation and Option/SAR Tables
       ----------------------------------
                 The following tables set forth certain information regarding the salary and benefits paid by the Company to its Chief Executive Officer and its four most highly compensated executive officers (other than the Chief Executive Officer) during each of the three most recent fiscal years for services rendered to the Company and its subsidiaries.

                                Page 11 of 26

                                          SUMMARY COMPENSATION TABLE
                                                       Annual Compensation              Long Term Compensation
                                             ---------------------------------  ----------------------------------
                                                                                        Awards           Payouts
                                                                                ----------------------------------
                                                                        Other   Restricted  Securities
                                                                       Annual      Stock    Underlying               All Other
                       Principal                                       Compen-   Award(s)   Options/       LTIP       Compen-
          Name         Position         Year    Salary      Bonus    sation<F1>    <F2>       SARs       Payouts      sation
       -------------  ------------      ----    ------      -----    ---------  ----------  ----------   -------    ------------
                                                  ($)        ($)         ($)        ($)         (#)        ($)          ($)
       Martin M.      Chairman of the    1995   $385,000   $280,261    $1,585       $0         25,000       $0       $40,775<F3>
       Koffel         Board; Chief       1994   $385,000   $283,580    $1,585       $0         40,000       $0       $39,639
                      Executive          1993   $385,000         $0    $3,220       $0           0          $0       $35,606
                      Officer;
                      President

       Irwin L.       Vice President;    1995   $300,000   $190,659    $1,190       $0         25,000       $0       $13,270<F4>
       Rosenstein     President, URS     1994   $300,400   $169,106      $840       $0         25,000       $0       $18,105
                      Consultants,       1993   $300,000         $0      $261       $0           0          $0       $16,707
                      Inc.

       Martin S.      Executive Vice     1995   $238,780  $122,019     $1,904       $0         15,000       $0       $10,610<F5>
       Tanzer, Ph.D.  President, URS     1994   $224,555   $99,209     $1,344       $0         27,500       $0       $22,431
                      Consultants,       1993   $220,000        $0       $492       $0           0          $0       $33,469
                      Inc.

       Kent P.        Vice President;    1995   $188,986    $94,633        $0       $0         12,000       $0        $1,500<F6>
       Ainsworth      Chief Financial    1994   $185,000    $90,844        $0       $0         10,000       $0        $1,500
                      Officer;           1993   $179,434         $0        $0       $0           0          $0        $1,803
                      Secretary

       Joseph         Vice President -   1995   $130,000    $31,544        $0       $0          2,400       $0        $1,100<F7>
       Masters         Legal             1994   $119,237    $21,489        $0       $0          3,000       $0        $  842
                                         1993   $104,998     $5,000        $0       $0            0         $0        $1,100

                                Page 12 of 26

       [FN]
       <F1> The amounts in this column primarily represent automobile allowances.
       <F2> The aggregate number and value as of October 31, 1995 of each of the Named Executive's restricted share holdings are as follows: Mr. Koffel, 0 shares, $0; Mr. Rosenstein,
            0 shares, $0; Dr. Tanzer, 5,000 shares, $28,750;
            Mr. Ainsworth, 7,500 shares, $43,125; Mr. Masters, 0 shares, $0. Dr. Tanzer's and Mr. Ainsworth's shares vested in 1995.
       <F3> Consists of matching contributions of $1,500 paid pursuant to the Company's Defined Contribution Plan, a $2,241 cost of living adjustment to amounts previously credited under the Company's Selected Executives Deferred Compensation Plan, and $10,464 of term life insurance premiums and $26,550 of disability insurance premiums paid pursuant to Mr. Koffel's employment agreement (see "Employment Agreements").
       <F4> Consists of matching contributions of $1,500 paid by the
            Company pursuant to the Company's Defined Contribution Plan, $5,770 paid by the Company for the surrender of accrued vacation time, a $4,397 cost of living adjustment to amounts previously credited under the Company's Selected Executives Deferred Compensation Plan and $1,603 for life and disability insurance premiums.
       <F5> Consists of matching contributions of $1,500 paid by the
            Company pursuant to the Company's Defined Contribution Plan, $4,616 paid by the Company for the surrender of accrued vacation time, a $2,521 cost of living adjustment to amounts previously credited under the Company's Selected Executives Deferred Compensation Plan and $1,973 for life and disability insurance premiums.
       <F6> Consists of matching contributions of $1,500 paid by the
            Company pursuant to the Company's Defined Contribution Plan.
       <F7> Consists of matching contributions of $1,100 paid by the
            Company pursuant to the Company's Defined Contribution Plan.

                                Page 13 of 26
                        OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                 % of
                     Number of   Total
                     Securities Options/
                     Underlying  SARs to
                      Options/   Employ-  Exercise
                       SARs      ees in    or Base  Expira-
                      Granted    Fiscal    Price     tion
          Name          (#)       Year     ($/Sh)    Date      5%($)    10%($)
       ------------  --------    -------   ------- ---------- -------  -------

       M. M. Koffel   25,000      12%      $5.75   3/21/2005  90,404   229,100

       I. L.          25,000      12%      $5.75   3/21/2005  90,404   229,100
         Rosenstein

       M. S. Tanzer   15,000       7%      $5.75   3/21/2005  54,242   137,460

       K. P.
         Ainsworth    12,000       6%      $5.75   3/21/2005  43,394   109,968

       J. Masters      2,400       1%      $5.75   3/21/2005   8,679    21,994


                 Aggregated Option/SAR Exercises In Last Fiscal Year
                            and FY-End Option/SAR Values
                            ----------------------------
                                              Number of      Value of
                                              Securities    Unexercised
                                              Underlying    In-the-Money
                                             Unexercised    Options/SARs
                                             Options/SARs    at FY-End
                                             at FY-End (#)   ($) <F1>

                   Shares Acquired   Value    Exercisable/  Exercisable/
          Name       On Exercise    Realized  Unexercisable Unexercisable
       ------------  ------------   --------- ------------- -------------
                         (#)          ($)
       M. M. Koffel       0           $0        372,333       $1,118,000
                                                 51,667          $15,625

       I. L. Rosenstein   0           $0         76,592               $0
                                                 41,667          $15,625

       M. S. Tanzer       0           $0         49,366           $3,750
                                                 33,334          $16,875

       K. P. Ainsworth    0           $0         63,334               $0
                                                 18,667           $7,500

       J. Masters         0           $0          3,500               $0
                                                  4,400           $1,500

                                Page 14 of 26

       [FN]
       <F1> Based on 1995 fiscal year-end share price equal to $6.375.


       Directors' Remuneration
       -----------------------
                 During fiscal year 1995, the non-employee members of the Company's Board of Directors received an annual Director's fee of $15,000, plus an attendance fee of $2,000 for each Board of Directors meeting attended, and a fee of $500 for participation in any telephonic Board of Directors meeting. Non-employee Directors who are members of a committee of the Board received $625 for each committee meeting attended and the Chairman of the committee received an additional $625 per meeting. Employee members of the Board of Directors did not receive any such fees. In addition, the Company maintains a policy whereby non-employee Directors may be hired on an as-needed basis from time to time as consultants for special projects at the rate of up to $3,000 per day (plus reasonable expenses) upon the recommendation of the Chairman of the Board or any officer designated by the Chairman of the Board.

                 Upon the conclusion of each Annual Meeting of Stockholders, each non-employee Director who is reelected to serve as a Director automatically receives an option to purchase 1,000 shares under the 1991 Stock Incentive Plan. During fiscal year 1995, Messrs. Blum, Cashin, Der Marderosian, Foley, Madden, Praeger and Walsh each received an option to purchase 1,000 shares under the 1991 Stock Incentive Plan for services rendered as non-employee Directors during fiscal year 1995. Employee members of the Board of Directors did not receive any such options.

                 Richard C. Blum, a Director of the Company, receives $60,000 per year for services provided under a consulting agreement with the Company. In addition, the Company pays $90,000 per year to RCBA, L.P. under a separate consulting agreement. The Company may terminate these consulting agreements at any time. RCBA, Inc., in its capacity as the sole general partner of RCBA, L.P., indirectly through several entities, holds 2,472,693 shares (assuming the exercise of certain warrants), or approximately 34 percent, of the Company's outstanding Common Stock. Mr. Blum is the majority stockholder of RCBA, Inc.

       Employment Agreements
       ---------------------

       Martin M. Koffel
       ----------------
                 Mr. Koffel has an evergreen employment agreement with the Company, executed in December 1991, under which Mr. Koffel is eligible for a target bonus equal to 60 percent of his base

                                Page 15 of 26
       salary and received an annual base salary of not less than $385,000 through December 17, 1995. On December 15, 1995, the Compensation/Option Committee increased Mr. Koffel's annual base salary, effective December 18, 1995, to $415,000. The agreement obligates the Company to reimburse Mr. Koffel for the cost of maintaining disability insurance providing monthly benefits of not less than $10,000 in the event of his disability and provides for certain supplemental life insurance benefits which currently are in the form of a $1,155,000 term life insurance policy. If
       Mr. Koffel's employment is terminated involuntarily by the Company without cause (other than by reason of death or disability), the Company must pay a severance payment equal to 150 percent of his then current base salary and his then current target bonus. If Mr. Koffel ceases to be employed by the Company for any reason other than for cause within one year following a Change in Control (see below), he becomes entitled to a special severance payment equal to three times the sum of his then current base salary and his then current target bonus. In addition, all awards held by Mr. Koffel under any of the Company's incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control. A Change in Control is defined in the agreement to include (i) a change in control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended, or (ii) any person acquiring 20 percent or more of the voting power of the Company or (iii) more than two-thirds of the Directors not having served on the Board for 24 months prior to the Change in Control.

                 Under the terms of an earlier employment agreement executed in May 1989, Mr. Koffel was granted SARs on 15,000 shares at the base price of $28.75 which expire upon the earlier of May 9, 1999 or the termination of Mr. Koffel's employment with the Company. At the Company's option, Mr. Koffel's SARs may at any time be replaced with options to purchase Common Stock on the same economic basis as the SARs. The SARs are fully vested.

       Irwin L. Rosenstein
       -------------------
                 Mr. Rosenstein has an evergreen employment agreement with URSC, executed in August 1991, under which Mr. Rosenstein received an annual base salary of not less than $300,000 from March 2, 1992 through December 17, 1995. On December 15, 1995, the Compensation/Option Committee increased Mr. Rosenstein's annual base salary, effective December 18, 1995, to $315,000. The agreement also obligates the Company to maintain a $400,000 term life insurance policy for Mr. Rosenstein and disability insurance providing him with benefits of at least $7,000 per month in the event of his disability. If Mr. Rosenstein's employment is terminated involuntarily by the Company without cause (other than by reason of death or disability) he is entitled to continuation of his base salary for one year (or

                                Page 16 of 26
       until normal retirement at age 65, if less). Under the agreement, as amended, if Mr. Rosenstein ceases to be employed by the Company within one year following a Change of Control (see below), Mr. Rosenstein will be entitled to receive a severance payment equal to 200 percent of his then current base salary.
       Change in Control is defined in Mr. Rosenstein's agreement as the acquisition by any person of 51 percent of more of URSC's or the Company's then current outstanding securities having the right to vote at elections of Directors.

                 Under the terms of an earlier employment agreement executed in February 1989, Mr. Rosenstein was granted SARs on 7,500 shares at the base price of $27.50 which expire upon the earlier of February 24, 1999 or the termination of Mr. Rosenstein's employment with the Company. At the Company's option, Mr. Rosenstein's SARs may at any time be replaced with options to purchase Common Stock on the same economic basis as the SARs. The SARs are fully vested.

       Martin S. Tanzer, Ph.D.
       -----------------------
                 Dr. Tanzer has an evergreen employment agreement with URSC, executed in August 1991, under which Dr. Tanzer received an annual base salary of $220,000 from November 1, 1992 through November 14, 1994 and $240,000 from November 15, 1994 through December 17, 1995. On December 15, 1995, the Compensation/Option Committee increased Dr. Tanzer's annual base salary, effective December 18, 1995, to $250,000. The agreement also obligates the Company to maintain a $400,000 term life insurance policy for Dr. Tanzer and disability insurance providing him with benefits of at least $7,000 per month in the event of his disability. If Dr. Tanzer's employment is terminated involuntarily by the Company without cause (other than by reason of death or disability) he is entitled to continuation of his base salary for one year (or until normal retirement at age 65, if less). Under the agreement, as amended, if Dr. Tanzer ceases to be employed by the Company within one year following a Change of Control (as defined above in the description of Mr. Rosenstein's employment agreement), Dr. Tanzer will be entitled to receive a severance payment equal to 200 percent of his then current base salary.

                 Under the terms of an earlier employment agreement executed in February 1989, Dr. Tanzer was granted SARs on 5,000 shares at the base price of $26.25 which expire upon the earlier of February 27, 1999 or the termination of Dr. Tanzer's employment with the Company. At the Company's option, Dr. Tanzer's SARs may at any time be replaced with options to purchase Common Stock on the same economic basis as the SARs. The SARs are fully vested.

                                Page 17 of 26
       Kent P. Ainsworth
       -----------------
                 Mr. Ainsworth executed an evergreen employment with the Company in May 1991 following his employment as the Company's
       Vice President and Chief Financial Officer in January 1991.
       Under this employment agreement, Mr. Ainsworth received an annual base salary of $165,000 from February 24, 1992 through March 22, 1993, $185,000 through December 14, 1994 and $195,000 through
       December 17, 1995. On December 15, 1995, the Compensation/Option Committee increased Mr. Ainsworth's annual base salary, effective December 18, 1995, to $205,000. If Mr. Ainsworth's employment is terminated involuntarily by the Company without cause (other than by reason of death or disability), he is entitled to continuation of his base salary for one year (or until normal retirement at age 65, if less). If Mr. Ainsworth is terminated by the Company other than for cause or voluntarily leaves for specified reasons within one year following a Change of Control (as defined above in the description of Mr. Koffel's employment agreement), Mr. Ainsworth will be entitled to receive a severance payment equal to 280 percent of his then current base salary (reduced pro rata if such termination occurs within two years prior to normal retirement). In addition, all awards held by Mr. Ainsworth under any of the Company's incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change of Control.

       Joseph Masters
       --------------
                 Mr. Masters does not have a written employment agreement with the Company. Mr. Masters's compensation is reviewed and established periodically by the Compensation/Option Committee. In fiscal year 1995, Mr. Masters's annual base salary was $130,000. On December 15, 1995, the Compensation/Option Committee increased Mr. Masters's annual base salary, effective December 18, 1995, to $140,000. Mr. Masters has a severance agreement with the Company, executed on November 22, 1993, which provides that if Mr. Masters is terminated by the Company other than for cause or voluntarily leaves for specified reasons within one year following a Change of Control (as defined above in the description of Mr. Koffel's employment agreement), Mr. Masters will be entitled to receive his base salary and participate in any insurance plans maintained by the Company during a severance period commencing on the date his employment terminates and ending on the earlier of six months thereafter or his death.


       Stockholder Return Chart
       ------------------------
                 The following chart compares the cumulative total stockholder return from a $100 investment in the Company's Common Stock for the last five fiscal years, compared to the Standard & Poors 500 Index and the cumulative total return of a peer index. The cumulative stockholder return performance of the Company has

                                Page 18 of 26
       been compared to the Standard & Poor's 500 index and the weighted performance of a peer group of engineering companies. The peer index is comprised of the following companies:

                 Jacobs Engineering Group      ICF International
                 Gilbert Associates            Michael Baker Corporation
                 Groundwater Technology        Greiner Engineering
                 Stone & Webster               Harding Associates
                 Emcon Associates              STV Group


                    11/1/90   11/1/91   11/1/92   11/1/93   11/1/94   11/1/95
                    -------   -------   -------   -------   -------   -------
       URS           $100      $296      $252      $170      $200      $222

       Peer Group    $100      $131      $125      $113      $105      $108

       S&P 500       $100      $134      $147      $169      $175      $240

                                Page 19 of 26
                                STOCK OWNERSHIP

                 The following table contains information as of January 15, 1996 as to the beneficial ownership of Common Stock of the Company, including Common Stock obtainable upon the exercise of warrants ("warrant shares") and upon exercise of stock options exercisable on or prior to March 16, 1996, by
       (i) each person owning beneficially more than five percent of the Company's Common Stock; (ii) each Director and nominee for Director; and (iii) the executive officers. To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all Common Stock shown as beneficially owned by them, subject to applicable community property laws and except as otherwise noted.

                                                                 Percent of
       Name and Address                Number of Shares          Class <F1>
       ----------------                ----------------          ----------
       Wells Fargo Bank, N.A.            288,810 shares              9.53%
         420 Montgomery Street           435,561 warrant shares
         San Francisco, CA  94104         -------
                                         724,371

       Base Assets Trust                 507,473 shares             12.70%
         11444 West Olympic Blvd.        461,195 warrant shares
         Los Angeles, CA  90064          -------
                                         968,668
       Richard C. Blum &
        Associates, L.P.
         909 Montgomery Street
         San Francisco, CA  94133
            (directly)<F2>                   996 shares          Less than 1%

            (through the following
            entities) <F3>:

            BK Capital Partners          104,719 shares              6.71%
                                         403,546 warrant shares
                                         -------
                                         508,265

            BK Capital Partners II       117,869 shares              6.89%
                                         403,546 warrant shares
                                         -------
                                         521,415

            BK Capital Partners III      248,738 shares              5.00%
                                         115,299 warrant shares
                                         -------
                                         364,037

            The Common Fund            1,077,980 shares             15.04%

                                Page 20 of 26
                                                                  Percent of
       Name and Address                 Number of Shares          Class <F1>
       ----------------                 ----------------          ----------
       Heartland Advisors, Inc.         1,354,600 shares             18.90%
         790 North Milwaukee Street
         Milwaukee, WI  53202

       Richard C. Blum <F4>                17,841 shares         Less than 1%

       Emmet J. Cashin, Jr. <F5>            8,000 shares         Less than 1%

       Martin M. Koffel <F6>              357,333 shares              4.75%

       Richard B. Madden <F7>               7,000 shares         Less than 1%

       Richard Q. Praeger <F8>             12,211 shares         Less than 1%

       Irwin L. Rosenstein <F9>            71,206 shares         Less than 1%

       William D. Walsh <F10>               8,500 shares         Less than 1%

       Martin S. Tanzer, Ph.D. <F11>       49,866 shares         Less than 1%

       Kent P. Ainsworth <F12>             70,834 shares         Less than 1%

       Joseph Masters <F13>                 3,601 shares         Less than 1%

       All Officers and Directors       3,079,085 shares            35.54%
       as a group (10 persons)<F14>


       [FN]
       <F1>   Percentages are calculated with respect to a holder of
              warrants or options exercisable prior to March 16, 1996 as if such holder had exercised its warrants or options. Warrant shares and option shares held by other holders are not included in the percentage calculation with respect to any other stockholder.

       <F2>   Richard C. Blum is the President, Chief Executive Officer
              and majority stockholder of RCBA, Inc.

       <F3>   RCBA, Inc. is the sole general partner of RCBA, L.P.,
              which is, in turn, the sole general partner of BK Capital Partners, a California Limited Partnership, BK Capital Partners II, a California Limited Partnership, and BK Capital Partners III Limited Partnership, the address of each of which is 909 Montgomery Street, San Francisco, California 94133. RCBA, L.P. is an investment adviser to The Common Fund, the address of which is 909 Montgomery Street, San Francisco, California 94133. RCBA, L.P. exercises voting and investment discretion as to all such shares.

                                Page 21 of 26

       <F4>   Includes 7,387 shares held directly, 2,454 shares held as
              beneficiary of the RCB Keogh Plan, and currently exercisable portions of options. Does not include shares held by RCBA, L.P. or entities managed by RCBA, L.P., which Mr. Blum may be deemed to own indirectly in his capacity as the majority stockholder of RCBA, Inc., in its capacity as the sole general partner of RCBA, L.P.

       <F5>   Represents currently exercisable portions of options.

       <F6>   Represents currently exercisable portions of options.

       <F7>   Includes 5,000 shares held directly and currently
              exercisable portions of options.

       <F8>   Includes 4,211 shares held directly and currently
              exercisable portions of options.

       <F9>   Includes 2,114 shares held directly and currently
              exercisable portions of options.

       <F10>  Includes 2,500 shares held directly and currently
              exercisable portions of options.

       <F11>  Includes 5,500 shares held directly and currently
              exercisable portions of options.

       <F12>  Includes 7,500 shares held directly and currently
              exercisable portions of options.

       <F13>  Includes 101 shares held directly and currently
              exercisable portions of options.

       <F14>  Includes shares held by RCBA, L.P. and by entities managed by RCBA, L.P., which Mr. Blum may be deemed to own indirectly in his capacity as the majority stockholder of RCBA, Inc., in its capacity as the sole general partner of RCBA, L.P.

                                Page 22 of 26

            COMPLIANCE WITH SECTION 16(a) OF SECURITIES EXCHANGE ACT


                 During fiscal year 1995, the following persons failed to file on a timely basis reports required under Section 16(a) of the Securities Exchange Act of 1934: None.


                     RATIFICATION OF SELECTION OF AUDITORS


                 The Board of Directors has selected Coopers & Lybrand to serve as the Company's independent auditors for the 1996 fiscal year. Coopers & Lybrand have served as the Company's independent auditors since June 1988. The Board of Directors is submitting its selection of that firm to the stockholders for ratification in order to ascertain the stockholders' views. Such ratification will require the affirmative vote of the majority of shares present in person or represented by proxy and voting at the Meeting. If ratification is not provided, the Board of Directors will reconsider its selection.

                 Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
       RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND AS THE INDEPENDENT AUDITORS OF THE COMPANY.


                           PROPOSALS BY STOCKHOLDERS


                 Proposals by stockholders of the Company intended to be presented at the next annual meeting must be received by the Company by October 16, 1996 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.


                                 OTHER BUSINESS


                 The Board of Directors is not aware of any other business which will come before the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies

                                Page 23 of 26
       will be voted thereon in accordance with the judgment of the persons voting the proxies.


                                     FOR THE BOARD OF DIRECTORS




                                     Kent P. Ainsworth, Secretary

       San Francisco, California

                                Page 24 of 26
                                URS CORPORATION

            Proxy Solicited by Board of Directors for Annual Meeting
                               of March 26, 1996

            Kent P. Ainsworth and Carol Brummerstedt, or either of them, each with the power of substitution, are hereby authorized to represent and vote, as designated below, the shares of the undersigned at the annual meeting of stockholders of URS
       Corporation to be held on March 26, 1996, or at any adjournment of the annual meeting.

       The Board of Directors recommends a vote FOR the election of directors and FOR Item 2.

            1.   Election of Directors:

                 [  ] FOR all nominees listed below (except as marked to
                      ---
       the contrary below):

                 [  ] WITHHOLD AUTHORITY to vote for nominees listed
                      ------------------
       below:

                 (Instruction:  To withhold authority for any individual
                                nominee, strike a line through the
                                nominee's name in the list below)

    Richard C. Blum          Emmet J. Cashin, Jr.    Armen Der Marderosian
    Adm. S. Robert Foley,    Martin M. Koffel        Richard B. Madden
      Jr., USN, (Ret.)
    Richard Q. Praeger       Irwin L. Rosenstein     William D. Walsh


                     (Continued, and to be signed, on reverse side)























                                Page 25 of 26
            2. Ratification of the selection of Coopers & Lybrand as the Company's independent auditors for fiscal year 1996:

                      FOR [  ]       AGAINST [  ]        ABSTAIN [  ]

            3.   Upon any other matters which might come before the meeting.

            Shares voted by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of directors and FOR Item 2.


                                          Dated ____________________, 1995



                                          ___________________________________
                                          Stockholder's Signature

                                          ___________________________________
                                          Stockholder's Signature

                                          Please sign exactly as name appears
                                          on this proxy.  If signing for
                                          estates, trusts, or corporations,
                                          title or capacity should be stated.
                                          If shares are held jointly, each
                                          holder should sign.


                         PLEASE MARK, DATE, SIGN AND RETURN




























                                Page 26 of 26